Exhibit 12.1

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES
AND COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS
(In thousands, except ratio amounts)

	Six Months Ended September 30,	Year Ended March 31,
	2016	2016	2015 (1)	2014	2013	2012

EARNINGS (LOSS):
Income (loss) before income taxes	$117,017	$(187,464)	$46,571	$49,695	$50,065	$8,465
(Income) loss before income taxes attributable to noncontrolling interests	(5,774)	(11,832)	(12,887)	(1,103)	(250)	12
Fixed charges	74,233	146,401	151,956	91,622	66,824	9,354
Total earnings (loss)	$185,476	$(52,895)	$185,640	$140,214	$116,639	$17,831

FIXED CHARGES:
Interest expense	$63,880	$133,089	$110,123	$58,854	$32,994	$7,620
(Gain) loss on early extinguishment of debt	(8,614)	(28,532)	—	—	5,769	—
Portion of rental expense estimated to relate to interest (2)	18,967	41,844	41,833	32,768	28,061	1,734
Fixed charges	$74,233	$146,401	$151,956	$91,622	$66,824	$9,354

PREFERRED UNIT DISTRIBUTIONS	8,245	—	—	—	—	—
Combined fixed charges and preferred unit distributions	$82,478	$146,401	$151,956	$91,622	$66,824	$9,354

Ratio of earnings to fixed charges (3)	2.50	—	1.22	1.53	1.75	1.91
Ratio of earnings to combined fixed charges and preferred unit distributions (3)	2.25	—	1.22	1.53	1.75	1.91

(1)
We have changed our previously issued consolidated balance sheet as of March 31, 2015 and consolidated statement of operations, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated statement of cash flows for the year ended March 31, 2015 for the correction of an immaterial error (see Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2016).

(2)	Represents one-third of the total operating lease rental expense, which is that portion estimated to represent interest.

(3)	The ratios were less than 1:1 for the year ended March 31, 2016. NGL Energy Partners LP would have needed to generate an additional $199.3 million of earnings to achieve a ratio of 1:1.